Execution Version

DIVESTITURE AGREEMENT

This Divestiture Agreement (the “Agreement”) dated June 15, 2019 is entered into by and between SSLJ.com Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Company”), and B. Vision International Limited, having an address at 33 Mong Kok Road, Bright Way Tower, Unit 4, 7th floor, Kowloon, Hong Kong (“Purchaser”).

WHEREAS, the Company holds 100% of the outstanding equity interests directly or indirectly, in each of SSLJ Holdings Limited (“SSLJ BVI”), a company formed under the laws of the British Virgin Islands, SSLJ Technology Information Co. Limited (“SSLJ Hong Kong”), a company formed under the laws of Hong Kong, Wuhan Shengshi Leju Management Co. Limited, a wholly-foreign owned enterprise formed under the laws of the People’s Republic of China, Shengshi Leju (Wuhan) Technology Holding Co., Ltd., Shengshi Leju (Yadong) Culture Communication Co. Ltd. and Shengshi Leju (Yadong) Intelligent Technology Co. Ltd., each a limited liability company formed under the laws of the People’s Republic of China (collectively, the “SSLJ Subsidiaries”, together with the Company, “SSLJ”);

WHEREAS, while maintaining its home furnishing business in Shantou China and the United States, the Company proposes to enter into a new line of business and in connection therewith to recapitalize itself (the “Recapitalization”);

WHEREAS, in connection with the Recapitalization, the Company is entering into a Share Exchange transaction with Guangdong Yungu Media Joint Stock Company (“Yungu”), a company formed under the laws of the People’s republic of China (“PRC”) and controlled by Mr. Xinyu Yang and pursuant to which the shareholders of Yungu will obtain control of the Company;

WHEREAS, as part of the Recapitalization, the Company desires to divest the operations owned or controlled by SSLJ Hong Kong by transferring and selling all of the equity interest in SSLJ Hong Kong to Purchaser (the “Divestiture”), which shall own all of SSLJ Hong Kong’s assets, including SSLJ Hong Kong’s direct and indirect ownership interest in some of the SSLJ Subsidiaries as set forth below, and assume all of the liabilities and debts of SSLJ Hong Kong and its subsidiaries in PRC;

WHEREAS, Purchaser shall purchase all of the equity interest in SSLJ Hong Kong for an amount of $200,000 and a fully paid perpetual license to use all of the intellectual property of SSLJ Hong Kong and its subsidiaries as additional consideration pursuant to a separate licensing agreement in the Territories listed on Schedule A hereto;

WHEREAS, the parties to this Agreement intend to effect the Divestiture immediately after the shareholder approval of the Company;

NOW, THEREFORE, the parties hereto, in consideration of the confirmation of the foregoing recitals and the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

1. Purchase and Sale.

a.	Subject to the terms and conditions provided herein and the payment of the $200,000 (the “Purchase Price”) and fully paid perpetual license of all of the intellectual property owned by SSLJ HK Group as defined below pursuant to a licensing agreement (the “Licensing Agreement”), that as consideration for the purchase, the Company hereby agrees to sell, convey, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Company, all of SSLJ Hong Kong’s equity securities issued and outstanding as of the date hereof. As a result, SSLJ Hong Kong shall become the wholly owned subsidiary of Purchaser, which shall have the right, title and interest in and to all of the tangible and intangible assets, including real, personal and mixed property, owned or held by SSLJ Hong Kong and its subsidiaries and controlled entities as set forth on Schedule A (collectively “SSLJ HK Group”) and upon closing of the Divestiture (the “Closing”), including but not limited to any assets used or useful in connection with the operations of the business as of 11:59 p.m. EST on the date immediately prior to the closing date (the “Closing Date”) of Divestiture, excluding the Excluded Assets as set forth on Schedule B (collectively, the “Divested Assets”), including but are not limited to:

i.	all the equity interests in the SSLJ HK Group;
ii.	the leasehold interest under the real property lease of SSLJ HK Group;
iii.	all equipment and other tangible personal property used or useful in connection with the operation of the business of SSLJ HK Group;
iv.	all licenses, permits, franchises, authorizations and other similar rights issued by any federal, state or local governmental authority;
v.	any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) of any member of SSLJ HK Group (the “Contract”) to which any member of SSLJ HK Group is a party;
vi.	subject to any valid and effective licensing agreements, all patents, trade names, trademarks, service marks, domain names, copyrights, computer programs, data, trade secrets, business information, customer lists, supplier lists, marketing plans, intellectual property rights (whether or not reduced to writing or other tangible form) and other intangible property owned or held by SSLJ HK Group and all of the rights associated therewith (including any and all applications, registrations, extensions and renewals relating thereto);
vii.	all contract rights, accounts and accounts receivable of SSLJ;
viii.	any and all cash, bank deposits; and
ix.	all employee benefit plans and assets thereof and all employment contracts.

b.	For the purposes of clarification, the Company shall remain the sole shareholder of its wholly-owned subsidiary SSLJ AI Home, Inc., a company formed under the laws of the State of New York. In addition, the variable interest entity agreements between Shantou ZhiLeju Technology Co. Ltd., a company formed under the laws of China, and the Company remain valid and effective in full force after the closing of the transaction contemplated herein.

c.	With the exception of the obligations and liabilities arising from the instruments to complete the divestiture transaction contemplated hereby (the “Transaction Documents”), Purchaser shall assume any liability or obligation of SSLJ HK Group, fixed or contingent, disclosed or undisclosed, including without limitation, (i) contractual obligations, (ii) employment or consulting contracts or commitments or obligations to employ any employee of SSLJ HK Group, (iii) obligations for pensions, vacation pay, severance or other employee benefit plans, programs or practices, (iv) obligations or liabilities for taxes, (v) any deferred revenues, and (vi) any other liabilities or claims against SSLJ HK Group of any kind or nature whatsoever, no matter when raised. Purchaser at its expense shall defend any suit or claim arising out of any act, event or transaction occurring prior to the Closing Date or out of any condition existing prior to the Closing Date, in connection with the ownership or operation of the business, including without limitation, any successor or transferee liability.

2. Representation and Covenants.

a.	To the extent any Contracts of SSLJ HK Group cannot be transferred to Purchaser pursuant to Section 1 for any reason, Purchaser shall at its own cost and expense, facilitate SSLJ HK Group to terminate such Contracts (the “Terminated Contracts”) prior to the Closing, in each case without any remaining liability of any kind to the Company and SSLJ BVI.

b.	SSLJ HK Group hereby represents that none of the members of SSLJ HK Group had any cash deposits or outstanding insurance policies as of the date hereof and does not expect to have any cash deposits or outstanding insurance policies on the Closing Date.

c.	SSLJ HK Group hereby represents that none of the members of SSLJ HK Group has had adopted or plan to adopt any stock incentive plan as of the date hereof and the Closing Date.

3. Disputes. Each party submits to the jurisdiction of any state or federal court sitting in New York County in the State of New York in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought.

4. Indemnity. Purchaser shall indemnify and hold the Company harmless from and against any and all liabilities, claims, suits, costs (including court costs and attorneys’ fees), and actions of any kind (the “Damages”) arising or alleged to arise from any business activities of the Company or SSLJ Hong Kong Group on or prior the Closing Date, other than the Excluded Assets and Excluded Liabilities; with the exception of such Damages resulting from the activities of the Company after the date hereof.

5. Notice. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt affirmatively confirmed, or on the next business day when sent by reliable overnight courier to the respective parties at the addresses (or at such other address for a party as shall be specified by like notice) as set forth in the Loan Confirmation:

6. Severability. If one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, and the remaining provisions hereof shall be given full force and effect.

7. Further Assurance. Purchaser and the Company shall execute and deliver any additional documents and take such further actions as may reasonably be deemed by the Company’s counsel to be necessary or desirable to carry out the provisions hereof.

8. Miscellaneous.

a.	The headings and section references contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

b.	This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective as to all parties hereto when one or more counterparts have been signed by each of the parties and delivered to all the other parties.

c.	This Agreement and the other Transaction Documents constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

d.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

e.	Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties. Any assignment in violation of the foregoing shall be void.

f.	Except as otherwise provided herein, any and all remedies herein conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

g.	If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

h.	No amendment, modification or waiver in respect of this Agreement shall be effective unless executed in writing by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO THE DIVESTITURE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

SSLJ.com Limited:

By:
Name:	Xinyu Yang
Title:	Chief Executive Officer

B. Vision International Limited:

By:
Name:	Hui Yu
Title:	Legal Representative

Signature Page to Divestiture Agreement

SCHEDULE A

SSLJ HK Group

Corporations	Jurisdictions of Formation
SSLJ Technology Information Co., Limited	Hong Kong
Wuhan Shengshi Leju Management Co., Ltd.	P.R.C.
Shengshi Leju (Wuhan) Technology Holding Co., Ltd. (including its nine branch offices)	P.R.C.
Shengshi Leju (Yadong) Culture Communication Co., Ltd.	P.R.C.
Shengshi Leju (Yadong) Intelligent Technology Co., Ltd.	P.R.C.

Schedule A

SCHEDULE B

Terminated Agreements

Not applicable.

Schedule B